Exhibit 99.1

Frito-Lay Recalls Tostitos Monterey Jack Queso Dip Due to Health Risk

(Plano, TX) September 24, 2004 – Frito-Lay announced the voluntary recall of Tostitos Monterey Jack Queso Dip due to the potential for the product to be underprocessed. While no illnesses have been reported, there is a possibility that the product could be contaminated with harmful microorganisms. The company is now retrieving the product from its distribution system and store shelves.

The recall extends to only Tostitos Monterey Jack Queso Dip distributed nationally. This is a white cheese dip in a 15 ¼ ounce glass jar with a blue label. The specific jars have a freshness date of April 8, 2005 through June 16, 2005, which is printed on the shoulder of the jar below the lid. Product within these time codes should not be eaten even if it does not look or smell spoiled.

No other Tostitos dip and salsa products are affected. Tostitos Tortilla Chips are not affected.

The company has notified the Food and Drug Administration of its voluntary action and is in the process of identifying and correcting the cause of the potential underprocessing.

Consumers with this product should return it for a full refund to the retail outlet where it was purchased. Consumers who want more information may call Frito-Lay Consumer Affairs, 1-800-352-4477.

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